Exhibit 99.1

News Release Media Contact: Vikki Kayne 301.986.9200 vkayne@first-potomac.com

FIRST POTOMAC REALTY TRUST ENDS YEAR WITH EIGHTH

CONSECUTIVE QUARTER OF POSITIVE NET ABSORPTION

-1,666,591 square feet of total leasing in 2013 -

BETHESDA, MD (Jan. 27, 2014) – First Potomac Realty Trust (NYSE:FPO), a leading owner of office and business park properties in the greater Washington, D.C. region, today announced that the company completed its eighth consecutive quarter of positive net absorption.

First Potomac signed 164,620 square feet of new leases and 98,673 square feet of renewals in the fourth quarter of 2013 bringing total new leasing to 830,507 square feet for the year. The Company also increased its occupancy to 85.8% and its leased rate to 88.1%, which represents a 280 basis point increase in occupancy and a 320 basis point increase in the leased percentage compared to the fourth quarter of 2012.

“Thanks to the strength of our portfolio and the hard work of our team, we had an extremely busy fourth quarter, making 2013 a very successful year,” said Douglas J. Donatelli, Chairman and CEO of First Potomac Realty Trust. “We exceeded all of our leasing goals for the quarter, and reported our eighth consecutive quarter of positive net absorption despite the challenging market conditions. Our total positive net absorption for 2013 was a very strong 300,000 square feet, moving our leased and occupied percentages up about 300 basis points, something we are very proud of.”

Notable new leases include a full-floor, 10-year lease at 1211 Connecticut Avenue, NW. with the Stimson Center, a nonpartisan global peace and security think tank. The Stimson Center is relocating from another downtown location, and is taking advantage of the opportunity to be in an updated building with a newly renovated lobby and common areas in the heart of Washington, D.C.’s central business district. The lease was signed prior to an existing tenant vacating, and eliminates downtime for the space.

Regus, the world’s largest provider of flexible workspace, signed an 11-year, full-floor lease at First Potomac’s TenThreeTwenty building in Columbia, Maryland. The Company recently completed a multi-million dollar renovation at the building, including a new two-story lobby and entrance, as well as mechanical and aesthetic upgrades throughout.

Other notable new leases include:

•	Pyramid Systems signed a 23,279 square foot lease at Prosperity Metro Plaza in Fairfax, Virginia

•	A business service company signed a 10-year 15,165 square foot lease at 840 First Street, NE in downtown Washington, D.C.

•	Worldshine International signed a 10-year, 17,691 square foot lease at Cloverleaf Center in Germantown, Maryland

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and business park properties in the greater Washington, D.C. region. As of September 30, 2013, the Company’s consolidated portfolio totaled approximately 9 million square feet. Based on annualized cash basis rent, the Company’s portfolio consists of 51% office properties and 49% business park and industrial properties. A key element of First Potomac’s overarching strategy is its dedication to sustainability. Nearly one million square feet of First Potomac property is LEED Certified, with the potential for another one million square feet in future development projects. Approximately half of the portfolio’s multi-story office square footage is LEED or Energy Star Certified. FPO common shares (NYSE:FPO) and preferred shares (NYSE:FPO-PA) are publicly traded on the New York Stock Exchange.

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